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EXHIBIT 99.1

                        MANAGEMENT AGREEMENT


     This Management Agreement is dated this 1st day of November,
1999

     BY AND BETWEEN:

     PHOENIX RESOURCES TECHNOLOGIES INC., a U.S. public company with a business address located at 15945 Quality Trail N., Scandia, MN. 55073, USA

     (herein called "Phoenix")          OF THE FIRST PART

     AND:

     CYCLONE FINANCING GROUP INC., a Canadian corporation with a
business address located at 2nd Floor   827 West Pender Street,
Vancouver, British Columbia, Canada V6C 3G8

     (herein called "Cyclone")          OF THE SECOND PART

     WHEREAS:

     Phoenix wishes to engage the management services of Cyclone as per the terms of this agreement.

     NOW THEREFORE WITNESSETH,

     THAT the premises and the covenants, agreements, representations, warranties and payments herein contained, the parties hereto covenant and agree as follows:

     1. Cyclone will provide management services to Phoenix for a monthly management fee of USD $35,000.00 and Phoenix will pay the required fee in a timely manner.

     2. Cyclone will provide, as required, the following management services to Cyclone: acquisition of projects, raising monies, bookkeeping services, news dissemination, faxing, photocopying, paying telephone charges, purchasing supplies, providing office space and paying for other related operational costs and any other corporate requirements that Cyclone carries out on behalf of Phoenix.

     3. This Management Agreement constitutes the entire agreement between the parties and there are no representations or warranties, expressed or implied, statutory or otherwise other than as expressly set forth or referred to herein.



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     4.  This Management Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     5. This Management Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Management Agreement.

     1. GOVERNING LAW AND DISPUTES: The parties hereto agree that any disagreement or dispute between them shall first be attempted to be remedied by mediation or arbitration. In the event that agreement cannot be reached on the appointment of an independent mediator or arbiter then the parties hereto agree to accept the appointment of a mediator or arbiter who shall be appointed, following application for such appointment by the court. If the dispute cannot be remedied by mediation or arbitration then this agreement shall be governed for all purposes by the laws of the province of British Columbia. For any disputes arising among the parties hereto, venue shall lie with the court of competent jurisdiction in Vancouver, British Columbia.

     IN WITNESS WHEREOF, the parties hereto have agreed to and have caused this agreement to be executed effective as of the date first above written.

Authorized Signatures:

SIGNED, SEALED & DELIVERED       )
By Authorized signatory of       )
CYCLONE FINANCING GROUP INC.     )
                                   )    ___________________________
_________________________________)    Ben Traub, President
Witness

SIGNED, SEALED & DELIVERED       )
By Authorized signatory of       )
PHOENIX RESOURCES                )
TECHNOLOGIES INC.                )
                                 )
                                 )
                                  )    ___________________________
_________________________________)    Judee Fayle,
Witness                               Secretary-Treasurer and
                                      Director